                                   CONCEPTUS, INC.

                            REGISTRATION RIGHTS AGREEMENT


    This Registration Rights Agreement (the "AGREEMENT") is made as of November 26, 1996 by and among Conceptus, Inc., a Delaware corporation (the "COMPANY"), and Microgyn, Inc., a Massachusetts corporation ("MICROGYN").

                                    RECITALS

    A.   Conceptus, Microgyn and CPTS Acquisition Corporation, a
Massachusetts corporation and wholly-owned subsidiary of Conceptus ("MERGER SUB"), have entered into an Agreement and Plan of Reorganization (the "REORGANIZATION AGREEMENT"), dated as of October 29, 1996, providing for the merger of Merger Sub with and into Microgyn (the "MERGER").

    B. At the Effective Time (as defined in the Reorganization Agreement), each issued and outstanding share of Microgyn capital stock will be converted into the right to receive cash and shares of the Company's Common Stock (such shares being referred to as the "MERGER SHARES").

    C. While the Company intends that the issuance of the Merger Shares will qualify for an exemption under Section 3(a)(10) of the Securities Act of 1933, as amended (the "ACT"), in the event that the issuance of the Merger Shares would not so qualify, the Company will have the option of paying the former shareholders of Microgyn (the "MICROGYN SHAREHOLDERS") an equal amount of cash or proceeding with the issuance of the Merger Shares under another exemption.

    D. In the event that the Section 3(a)(10) exemption is not available and the Company proceeds with the issuance of Merger Shares to the Microgyn Shareholders, the Company and Microgyn have agreed that the following provisions shall apply with respect to the resale of such issued Merger Shares.

                                      AGREEMENT

    The parties hereby agree as follows:

         1. REGISTRATION RIGHTS. The Company and Microgyn covenant and agree as follows:

              1.1  DEFINITIONS.  For purposes of this Section 1:

                   (a)  The terms "REGISTER," "REGISTERED," and
"REGISTRATION" refer to a registration effected by preparing and filing a registration statement on Form S-1, S-3, SB-1 or SB-2 or their successor forms (or other functionally equivalent form under the Act) in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document;

                   (b) The term "REGISTRABLE SECURITIES" means the Merger Shares of any Tranche for which Rule 144 or another similar exemption under the Act is not available for the sale of all of such shares by the Holder thereof during a three-month period without registration; PROVIDED, HOWEVER, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under
this Agreement are not assigned.   Notwithstanding the foregoing, Merger
Shares or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale;

                   (c) The number of shares of "REGISTRABLE SECURITIES THEN OUTSTANDING" shall be the number of Merger Shares outstanding which are then Registrable Securities;

                   (d) The term "HOLDER" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof;

                   (e) The term "TRANCHE" means an installment of Merger Shares issued by the Company to the Microgyn Shareholders pursuant to Section 1.3(b), 1.3(c) or 1.3(d) of the Reorganization Agreement;

                   (f) The term "FORM S-3" means such form under the Act as in effect on the date hereof or any successor form under the Act; and

                   (g) The term "SEC" means the Securities and Exchange Commission.

              1.2  REQUEST FOR REGISTRATION.

                   (a) If the Company shall receive at any time after the issuance of Merger Shares a written request from the Holders of not less than twenty-five percent (25%) of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the the Registrable Securities then outstanding held by the Holders initiating such request (the "INITIATING HOLDERS"), the Company shall, within seven (7) business days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations set forth in this Section 1.2, use its best efforts to effect as soon as practicable, and in any event within 30 days of the receipt of such request (or such longer period as may be necessary to satisfy any SEC review period, if applicable), the registration under the Act of all Registrable Securities which the Holders request to be registered pursuant to written notice delivered to the Company within fifteen (15) days of the mailing of the Company's notice.

                   (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.3(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; PROVIDED, HOWEVER, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

                   (c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this
Section 1.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than thirty (30) days after receipt of the request of the Initiating Holders.

                   (d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this
Section 1.2:

                        (i) If the Company has already effected a number of registrations pursuant to this Section 1.2 equal to the product of (A) two, multiplied by (B) the number of Tranches of Merger Shares issued as of such date; or

                        (ii) During the six-month period following the termination date of a registration effected pursuant to Section 1.2 hereof.

              1.3  OBLIGATIONS OF THE COMPANY.  Whenever required under this
Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                   (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and keep such registration statement effective until the earlier of (a) the close of business on the date seventy-five (75) days following the effective date of the registration, (b) the completion of the distribution of securities registered thereunder, (c) the date agreed to by the consent of the Holders of at least sixty-six percent (66%) of the Registrable Securities subject to such registration, or (d) such other date on which registration rights would terminate as may be set forth in Section 1.10 below.

                   (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement for up to seventy-five (75) days.

                   (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                   (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                   (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                   (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for seventy-five (75) days.

                   (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

                   (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

              1.4 FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section
1.2 of this Agreement if, as a result of the application of the preceding sentence, the number of shares of Registrable Securities to be included in the registration does not equal or exceed the number of shares required to originally trigger the Company's obligation to initiate such registration as specified in subsection 1.2(a).

              1.5 EXPENSES OF REGISTRATION. The Company shall pay all expenses (other than underwriting discounts and commissions) incurred in connection with underwritings, registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2. Expenses of special counsel, if any, for the selling Holders shall be borne entirely by such Holders.

              1.6 DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

              1.7 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Section 1:

                   (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

                   (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.7(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.7(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

                   (c) Promptly after receipt by an indemnified party under this Section 1.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.7, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.7.

                   (d)  If the indemnification provided for in this Section
1.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, that, in no event shall any contribution by a Holder under this Subsection 1.7(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                   (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                   (f)  The obligations of the Company and Holders under this
Section 1.7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

              1.8 REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3 or other applicable form incorporating by reference the Company's public information, the Company agrees to:

                   (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144 so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

                   (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

                   (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the Exchange Act; and

                   (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

              1.9 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For assignments in connection with the transfer of less than all of a Holder's Registrable Securities to an assignee, the assigning Holder and all assignees of such Holder's Registrable Securities shall appoint a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.

              1.10 TERMINATION OF REGISTRATION RIGHTS. The registration obligations of the Company will terminate (i) with respect to any Holder, at such time as (a) all Merger Shares held by such Holder may be sold within a three-month period pursuant to Rule 144 and (b) the holder owns less than one percent (1%) of the outstanding capital stock of the Company, or (ii) upon completion of the distribution under the registration statements of all the Merger Shares which may hereafter be issued.

         2.   MISCELLANEOUS.

              2.1 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Except as specifically set forth in this paragraph, nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. It is intended that the Microgyn Shareholders be third party beneficiaries to this Registration Rights Agreement and that this Registration Rights Agreement may be enforced on their behalf by the Representatives (as defined in the Reorganization Agreement).

              2.2 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws.

              2.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              2.4 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

              2.5 NOTICES. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or seventy-two (72) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party's address as set forth below or on EXHIBIT A hereto, or as subsequently modified by written notice. Notices under Section 1.2(a) to the Holders from Company must be delivered personally or by overnight courier.

              2.6 EXPENSES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

               2.7 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of sixty-six percent (66%) of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

              2.8 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

                          [Signature Page Follows]

    The parties have executed this Registration Rights Agreement as of the date first above written.


CONCEPTUS, INC.                        MICROGYN, INC.


By:  /S/ SANFORD FITCH                 By:  /S/ CRAIG D. TRAUB
   ---------------------------            ----------------------------
Title:   CFO                           Title:    PRESIDENT
      ------------------------               -------------------------

1021 Howard Avenue
San Carlos, CA  94070
Attn:  Chief Financial Officer
Phone: (415) 802-7240
Fax: (415) 508-7600 or 610-8363

                                                          Revised 11/22/96


                                   EXHIBIT A

                             MICROGYN SHAREHOLDERS

                             Shareholder Addresses


     NAME/ADDRESS                                NAME/ADDRESS

Rob Cowen                                  Katherine Hunt
172 Mountain Shadow Drive                  129 Dedham Street
Bayfield, CO  81122                        Dover, MA  02030

William R. Cowen                           Keith B. Isaacson, M.D.
Firepond Partners, Inc.                    Massachusetts General Hospital
8 Faneuil Hall Marketplace                 Vincent Memorial Gyn. Service
Boston, MA  02109                          Wang Ambulatory Care Center
                                           Suite 231
                                           Boston, MA  02114

John F. Cvinar                             Fred Lane
94 Ridge Street                            17 Pheasant Lane
Winchester, MA  01890                      Greenwich, CT  06830

John Donaldson                             Thomas G. Morrison
7 Old Lexington Road                       19 Woodvine Street, 3rd Floor
Lincoln, MA  01773                         Newton, MA  02166

Paul and Lois Grunder                      Medical Scientific, Inc.
149 E. Allendale Road                      125 John Hancock Road
Saddle River, NJ  07458                    Taunton, MA  02780

Heritage Capital Management, Inc.          Paul Nardella
Pauline Cowen, William R. Cowen and        12 Cromesett Road
George Rooks,                              Wareham, MA  02571
Trustees of The Lishon Trust)
31 Milk Street
Boston, MA  02109

                                           Jeremy Nobel
                                           77 Stearns Road
                                           Brookline, MA  02146

Thomas Stemberg
5 Louisburg Square
Boston, MA  02108

Craig Traub
7 Fairfax Drive
Andover, MA  01810

Thomas Wrublewski
5 Tall Tree Road
Sharon, MA


Tax Identification Numbers provided in Letters of Transmittal.


                                    -12-